EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Acquires Interest in Gulf LNG Project

HOUSTON, TEXAS, November 28, 2007—El Paso Corporation (NYSE: EP) announced today a subsidiary of the company has entered into an agreement to acquire a 50 percent interest in the Gulf LNG Clean Energy Project, a planned liquefied natural gas (LNG) terminal in Pascagoula, Mississippi.  A subsidiary of El Paso will operate the facility and will manage its construction.  The terminal is expected to be placed in service in late 2011 at an estimated cost of $1.1 billion.

The Crest Group, consisting of Houston-based investors, will own 30 percent of the project, and Sonangol USA will own 20 percent.  Sonangol is the state-owned national oil company of Angola, responsible for the development of Angola’s hydrocarbon resources. The agreement to acquire an interest in the project from the Crest Group and Sonangol is subject to the clearance of certain customary contractual terms and conditions.

 “We are pleased to extend our presence and expertise in the LNG terminal business through the Gulf LNG project,” said Norman G. Holmes, senior vice president and chief commercial officer of Southern Natural Gas Company, a wholly owned subsidiary of El Paso.  “El Paso has a long history with LNG, and we are excited to develop new infrastructure that provides additional sources of natural gas to meet the nation’s growing energy needs.”

The project, which received its Federal Energy Regulatory Commission certificate in February 2007, includes the construction of two, 160,000 cubic meter storage tanks with a combined capacity of 6.6 billion cubic feet (Bcf); 10 vaporizers, providing a base send-out capacity of 1.3 Bcf/d; and five miles of 36-inch pipeline, connecting the terminal to the Gulfstream, Destin, Florida Gas Transmission, and Transco pipelines.

Gulf LNG has negotiated 20-year firm service agreements for all of the capacity of the terminal with a group of LNG producers, including several major oil and gas companies, to support the facility and provide a source of LNG.

El Paso, which already owns one of only four currently operating land-based LNG regasification terminals in the U.S., located at Elba Island near Savannah, Georgia, provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information about El Paso, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the receipt of the necessary capacity commitments for the project described in this release; the receipt of necessary governmental approvals for such project; our ability to obtain all necessary regulatory approvals and to successfully construct and operate the proposed facilities described in this release; general economic conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

(Editor’s Note: Information about the Gulf LNG Clean Energy Project, as well as a project map, can be accessed at www.elpaso.com.)

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax:    (713) 420-4417

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828
Fax:    (713) 420-6341